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                                  EXHIBIT 3.1

               Second Articles of Amendment and Restatement of
                     Inland Monthly Income Fund III, Inc.
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                      INLAND MONTHLY INCOME FUND III, INC.
                  SECOND ARTICLES OF AMENDMENT AND RESTATEMENT



THIS IS TO CERTIFY THAT:

     FIRST: Inland Monthly Income Fund III, Inc., a Maryland corporation (the "Company"), desires to amend and restate its charter as currently in effect and as hereinafter amended.

     SECOND: The following provisions are all the provisions of the charter currently in effect and as hereinafter amended:


                                   ARTICLE I

                                      NAME

     The name of the corporation is:  Inland Monthly Income Fund III, Inc.


                                   ARTICLE II

                                    PURPOSE

     The purposes for which the Company is formed are to engage in any lawful act or activity (including, without limitation or obligation, qualifying as a real estate investment trust (a "REIT") under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended, or any successor statute (the "Code")) for which corporations may be organized under the general laws of the State of Maryland as now or hereafter in force.


                                  ARTICLE III

                  PRINCIPAL OFFICE IN STATE AND RESIDENT AGENT

     The post office address of the principal office of the Company in the State of Maryland is c/o The Corporation Trust Incorporated, 32 South Street, Baltimore, Maryland 21202. The name of the resident agent of the Company in the State of Maryland is The Corporation Trust Incorporated at 32 South Street, Baltimore, Maryland 21202. The resident agent is a corporation located in the State of Maryland.


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                                   ARTICLE IV

                                  INCORPORATOR

     The name and address of the incorporator shall be Don S. Hershman, 444 North Michigan Avenue, Suite 2500, Chicago, Illinois 60611.

                                   ARTICLE V

                                  DEFINITIONS

     For the purposes of these Articles, the following terms shall have the following meanings:

     "ACQUISITION EXPENSES" means expenses related to the Company's selection, evaluation and acquisition of, and investment in, properties, whether or not acquired or made, including but not limited to legal fees and expenses, travel and communications expenses, cost of appraisals and surveys, non-refundable option payments on property not acquired, accounting fees and expenses, computer use related expenses, architectural and engineering reports, environmental and asbestos audits, title insurance and escrow fees, and personnel and miscellaneous expenses related to the selection and acquisition of properties.

     "ADVISOR" means the person(s) or entity responsible for directing or performing the day-to-day business affairs of the Company, including a person or entity to which an Advisor subcontracts substantially all such functions. Initially the Advisor shall be Inland Real Estate Advisory Services, Inc. or anyone which succeeds it in such capacity.

     "AFFILIATE" means: (i) any Person directly or indirectly owning, controlling or holding, with the power to vote 10% or more of the outstanding voting securities of such other Person; (ii) any Person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held, with the power to vote, by such other Person; (iii) any Person directly or indirectly controlling, controlled by or under common control with such other Person; (iv) any executive officer, director, trustee or general partner of such other Person; and (v) any legal entity for which such Person acts as an executive officer, director, trustee or general partner.

     "AVERAGE INVESTED ASSETS" shall mean, for any period, the average of the aggregate book value of the assets of the Company invested, directly or indirectly, in equity interests and in loans secured by real estate, before reserves for depreciation or bad debts or other similar non-cash reserves, computed by taking the average of such values at the end of each month during such period.

     "COMPETITIVE REAL ESTATE COMMISSION" means the real estate or brokerage commission paid for the purchase or sale of a property which is reasonable, customary and competitive in light of the size, type and location of such property.

     "CONTRACT PRICE FOR THE PROPERTY" means the amount actually paid or allocated to the purchase, development, construction or improvement of a property exclusive of Acquisition Expenses.


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     "CONTRACT PRICE FOR THE PROPERTY" means the amount actually paid or allocated to the purchase, development, construction or improvement of a property exclusive of Acquisition Expenses.

     "DEVELOPMENT FEE" means a fee for the packaging of a property of the Company, including negotiating and approving plans, and undertaking to assist in obtaining zoning and necessary variances and necessary financing for the specific property, either initially or at a later date.

     "DIRECTORS" means the members of the Board of Directors of the Company.

     "EQUITY STOCK" shall mean stock that is either Common Stock and/or Preferred Stock of the Company.

     "INDEPENDENT DIRECTORS" means the Directors who: (i) are not affiliated, directly or indirectly, with the Company or the Advisor, whether by ownership of, ownership interest in, employment by, any material business or professional relationship with, or as an officer or director of the Company, the Advisor or its Affiliates; (ii) do not serve as a director for more than two other REITs organized by the Company or the Advisor; and (iii) perform no other services for the Company, except as Directors. For this purpose, an indirect relationship shall include circumstances in which a member of the immediate family of a Director has one of the foregoing relationships with the Company or the Advisor. For purposes of determining whether or not the business or professional relationship is material, the gross revenue derived by the prospective Independent Director from the Sponsor and Advisor and Affiliates shall be deemed material per se if it exceeds five percent of the prospective Independent Directors: (i) annual gross revenue, derived from all sources, during either of the last two years; or (ii) net worth, on a fair market value basis.

     "INDEPENDENT EXPERT" shall mean a person with no current or prior business or personal relationship with the Advisor or the Directors and who is engaged, to a substantial extent, in the business of rendering opinions regarding the value of assets of the type held by the Company.

     "INITIAL INVESTMENT" shall mean the cash contribution of $200,000 by the Advisor, for which the Advisor will receive 20,000 shares of Common Stock.

     "LEVERAGE" shall mean the aggregate amount of indebtedness of the Company for money borrowed (including purchase money mortgage loans) outstanding at any time, both secured and unsecured.

     "NET ASSETS" or "NET ASSET VALUE" means the total assets of the Company (other than intangibles) at cost before deducting depreciation or other non-cash reserves less total liabilities of the Company, calculated at least quarterly on a basis consistently applied.

     "NET INCOME" means, for any period, total revenues applicable to such period, less the expenses applicable to such period other than additions to or allowances for reserves for depreciation, amortization or bad debts or other similar non-cash reserves; provided, however, that Net Income shall not include the gain from the sale of the Company's assets.



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     "ORGANIZATION AND OFFERING EXPENSES" means those expenses incurred by and to be paid from the assets of the Company in connection with and in preparing the Company for registration and subsequently offering and distributing Shares to the public, including, but not limited to, total underwriting and brokerage discounts and commissions (including fees of the underwriters' attorneys), expenses for printing, engraving, mailing, salaries of employees while engaged in sales activity, charges of transfer agents, registrars, trustees, escrow holders, depositaries, experts, expenses of qualification of the sale of the securities under federal and state laws, including taxes and fees, and accountants' and attorneys' fees.

     "OWNERSHIP LIMIT" means the beneficial ownership of no more than 9.8% of the outstanding Shares of the Company.

     "PARTICIPANT" means a Stockholder who purchases Shares pursuant to this Offering and elects to participate in the DRP.

     "PERSON" means any natural person, partnership, corporation, association, trust, limited liability company or other legal entity.

     "REIT" means a corporation, trust, association or other legal entity (other than a real estate syndication) which is engaged primarily in investing in equity interests in real estate (including fee ownership and leasehold interests) or in loans secured by real estate or both.

     "ROLL-UP" means a transaction involving the acquisition, merger, conversion or consolidation either directly or indirectly of the Company and the issuance of securities of a Roll-Up Entity. Such term does not include:

           (a) a transaction involving securities of the Company that have been for at least 12 months listed on a national securities exchange or traded through The Nasdaq Stock Market-Nasdaq National Market; or

           (b) a transaction involving the conversion to corporate, trust or association form of only the Company if, as a consequence of the transaction, there will be no significant adverse change in any of the following:

                 (i) Stockholders' voting rights;

                 (ii)   the term and existence of the Company;

                 (iii)  Sponsor or Advisor compensation; or

                 (iv)   the Company's investment objectives.

     "ROLL-UP ENTITY" means a partnership, real estate investment trust, corporation, trust or other entity that would be created or would survive after the successful completion of a proposed Roll-Up transaction.

     "SHARES" means the common stock, par value $.01 per share, of the Company.


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     "SPONSOR" shall mean any Person directly or indirectly instrumental in organizing, wholly or in part, the Company or any Person who will control, manage or participate in the management of the Company, and any Affiliate of such Person. Not included is any Person whose only relationship with the Company is as that of an independent property manager of the Company's assets, and whose only compensation is as such. Sponsor does not include wholly independent third parties such as attorneys, accountants and underwriters whose only compensation is for professional services. A Person may also be deemed a Sponsor of the Company by:

           (a) taking the initiative, directly or indirectly, in founding or organizing the business or enterprise of the Company; either alone or in conjunction with one or more other Persons;

           (b) receiving a material participation in the Company in connection with the founding or organizing of the business of the Company, in consideration of services or property, or both services and property;

           (c) having a substantial number of relationships and contacts with the Company;

           (d) possessing significant rights to control  Company properties;

           (e) receiving fees for providing services to the Company which are paid on a basis that is not customary in the industry; or

           (f) providing goods or services to the Company on a basis which was not negotiated at arm's-length with the Company.

     "STOCKHOLDERS" means holders of shares of Common Stock.

     "TOTAL OPERATING EXPENSES" means the aggregate expenses of every character paid or incurred by the Company as determined under generally accepted accounting principles, including Advisor Asset Management Fees, but excluding:

           (a) the expenses of raising capital such as Organization and Offering Expenses, legal, audit, accounting, underwriting, brokerage, listing, registration and other fees, printing and other such expenses, and taxes incurred in connection with the issuance, distribution, transfer, registration and stock exchange listing of the Shares;

           (b) interest payments;

           (c) taxes;

           (d) non-cash expenditures such as depreciation, amortization and bad debt reserves;

           (e) incentive fees payable to the Advisor; and


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           (f) Acquisition Expenses, real estate commissions on resale of property and other expenses connected with the acquisition, disposition and ownership of real estate interests, mortgage loans or other property (such as the costs of foreclosure, insurance premiums, legal services, maintenance, repair and improvement of property).

                                   ARTICLE VI

                                     STOCK

     Section 1. Authorized Shares. The total number of shares of stock which the Company has authority to issue is 30,000,000 shares, of which 24,000,000 are shares of common stock, $0.01 par value per share ("Common Stock"), and 6,000,000 shares are preferred stock, $0.01 par value per share ("Preferred Stock"). The aggregate par value of all authorized shares of stock having par value is $300,000. The Board of Directors of the Company is authorized, from time to time, to issue any additional stock or convertible securities and to classify or reclassify, as the case may be, any unissued shares of stock of the Company without approval of the holders of outstanding stock.

     Section 2. Liquidation. Subject to any preferential rights in favor of any class of Preferred Stock, upon liquidation or dissolution of the Company, each issued and outstanding share of Common Stock shall be entitled to participate pro rata in the assets of the Company remaining after payment of, or adequate provision for, all known debts and liabilities of the Company.

     Section 3. Common Stock.

           (a) Subject to the provisions of Article VIII regarding Excess Stock (as such term is defined therein), each issued and outstanding share of Common Stock shall entitle the holder thereof to one vote on all matters presented for a vote of stockholders.

           (b) Subtitle 7 of TitleE3 of the Maryland General Corporation Law (or any successor statute) ("Maryland Law") shall not apply to any acquisition of shares of stock by any Existing Holder (as defined herein) that is not prohibited or restricted by ArticleEVIII of these Articles.

           (c) Notwithstanding any provision of Maryland Law to the contrary, the Company shall not, without the concurrence of holders of at least a majority of the outstanding Shares: (i) amend these Articles: (ii) dissolve or liquidate the Company; or (iii) remove the Directors.

           (d) With respect to Shares owned by the Advisor, the Sponsor, the Directors or any Affiliate, neither the Advisor, the Sponsor, the Directors, nor any Affiliate may vote or consent on matters submitted to the Stockholders regarding the removal of the Advisor, the Sponsor, the Directors, or any Affiliate or any transaction between the Company and any of them. Shares held by the Directors, the Advisor and their Affiliates shall not be included in determining the number of outstanding Shares entitled to vote on the matters as described above.



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     Section 4. Preferred Stock.  Shares of Preferred Stock may be issued, from time to time, in one or more series, as authorized by the Board of Directors. Prior to issuance of shares of each series, the Board of Directors by resolution shall: (i) designate that series to distinguish it from all other series and classes of stock of the Company; (ii) specify the number of shares to be included in the series and, subject to the provisions of Article VIII regarding Excess Stock, shall set the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption. Subject to the express terms of any other series of Preferred Stock outstanding at the time and notwithstanding any other provision of these Articles, the Board of Directors may increase or decrease the number of shares of, or alter the designation classify or reclassify, any unissued shares of any series of Preferred Stock by setting or changing, in any one or more respects, from time to time before issuing the shares, and, subject to the provisions of Article VIII regarding Excess Stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the shares of any series of Preferred Stock.

     Section 5. Articles of Incorporation and Bylaws. All persons who shall acquire stock in the Company shall acquire the same subject to the provisions of these Articles and the Bylaws of the Company as amended.

     Section 6. Liability of Stockholders. The Shares of the Company will be non-assessable by the Company.

                                  ARTICLE VII

            PROVISIONS FOR DEFINING, LIMITING AND REGULATING CERTAIN POWERS OF THE COMPANY AND OF ITS DIRECTORS AND STOCKHOLDERS

     Section 1. Number and Classification. The number of Directors of the Company shall never be less than three, nor more than nine, a majority of which will be Independent Directors. A Director shall have had at least three years of relevant real estate experience demonstrating the knowledge and experience required to successfully acquire and manage the type of assets being acquired by the Company. At least one of the Independent Directors shall have three years of relevant real estate experience. The names of the Directors who shall serve effective as of the effective date of the Company's Registration Statement with the Securities and Exchange Commission and until the first annual meeting of the Stockholders and until their successors are duly elected and qualified are:

     Robert D. Parks
     G. Joseph Cosenza
     Douglas R. Finlayson, M.D. (Independent Director)
     Heidi N. Lawton (Independent Director)
     Robert L. Sohol (Independent Director)

     Section 2. Term. Each director will be elected for a one year term and will hold office for the term for which he or she is elected and until his or her successor is duly elected and qualified.



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     Section 3. Removal.  A director may be removed with or without cause by the affirmative vote of the holders of at least a majority of all the votes entitled to be cast for the election of directors. A special meeting of the stockholders may be called, in accordance with the Bylaws of the Company, upon the written request of stockholders holding 10% or more of the shares of the Company entitled to vote at such meeting for the purpose of removing a director.

     Section 4. Authorization by Board of Stock Issuance. The Board of Directors of the Company may authorize the issuance from time to time of shares of its stock of any class, whether now or hereafter authorized, or securities convertible into shares of its stock of any class, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable, subject to such restrictions or limitations, if any, as may be set forth in these Articles or the Bylaws of the Company or under Maryland Law.

     Section 5. Preemptive Rights. Except as may be provided by the Board of Directors in authorizing the issuance of shares of Preferred Stock pursuant to
Article VII Section 4, no holder of shares of stock of the Company shall, as such holder, have any preemptive right to purchase or subscribe for any additional shares of the stock of the Company or any other security of the Company which it may issue or sell.

     Section 6. Indemnification.

           (a) The Company shall, to the fullest extent permitted by Maryland statutory or decisional law, as amended or interpreted and, without limiting the generality of the foregoing, in accordance with Section 2-418 of Maryland Law, to indemnify and pay or reimburse reasonable expenses to any Director, Advisor or its Affiliates (each an "Indemnified Party") provided, that: (i) the Director, Advisor or its Affiliates, have determined, in good faith, that the course of conduct which caused the loss or liability was in the best interest of the Company; (ii) the Director, the Advisor or its Affiliates were acting on behalf of or performing services on the part of the Company; (iii) such liability or loss was not the result of negligence or misconduct on the part of the Indemnified Party, except that in the event the Indemnified Party is or was an Independent Director, such liability or loss shall not have been the result of gross negligence or willful misconduct; and (iv) such indemnification or agreement to be held harmless is recoverable only out of the assets of the Company and not from the Stockholders.

           (b) The Company shall not indemnify a Director, the Advisor or its Affiliates for losses, liabilities or expenses arising from or out of an alleged violation of federal or state securities laws by such party unless one or more of the following conditions are met: (i) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular indemnitee; (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee; or (iii) a court of competent jurisdiction approves a settlement of the claims and finds that indemnification of the settlement and related costs should be made and the court considering the request has been advised of the position of the Securities and Exchange Commission (the "Commission") and the published opinions of the Tennessee Securities Division and any other state securities regulatory authority in which securities of the Company were offered and sold as to indemnification for securities law violations.



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           (c) The Company may advance amounts to persons entitled to indemnification hereunder for legal and other expenses and costs incurred as a result of any legal action for which indemnification is being sought only if all of the following conditions are satisfied: (i) the legal action relates to acts or omissions with respect to the performance of duties or services by the Indemnified Party for or on behalf of the Company; (ii) the legal action is initiated by a third party who is not a Stockholder or the legal action is initiated by a Stockholder acting in his or her capacity as such and a court of competent jurisdiction specifically approves such advancement; and (iii) the Indemnified Party receiving such advances undertakes to repay the advanced funds to the Company, together with the applicable legal rate of interest thereon, in cases in which such party is found not to be entitled to indemnification.

           (d) The Company shall have the power to purchase and maintain insurance on behalf of an Indemnified Party against any liability asserted which was incurred in any such capacity with the Company or arising out of such status; provided, however, that the Company shall not incur the costs of any liability insurance which insures any person against liability for which he, she or it could not be indemnified under the Articles. Nothing contained herein shall constitute a waiver by any Indemnified Party of any right which he, she or it may have against any party under federal or state securities laws.

     Section 7. Choice of Law. These Articles and the Bylaws, as amended, shall be construed in accordance with the laws of the State of Maryland and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws; provided, however, that causes of action for violations of federal or state securities laws shall not be governed by this
Section 7.

     Section 8. Determinations by Board. The determination as to any of the following matters, made in good faith by or pursuant to the direction of the Board of Directors consistent with these Articles and in the absence of actual receipt of an improper benefit in money, property or services or active and deliberate dishonesty established by a court, shall be final and conclusive and shall be binding upon the Company and every holder of shares of its stock: (i) the amount of the net income of the Company for any period and the amount of assets at any time legally available for the payment of dividends, redemption of its stock or the payment of other distributions on its stock; (ii) the amount of paid-in surplus, net assets, other surplus, annual or other net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; (iii) the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); and (iv) the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Company; and any matters relating to the acquisition, holding and disposition of any assets by the Company.

     Section 9. Reserved Powers of Board. The enumeration and definition of particular powers of the Board of Directors included in this Article VII shall in no way be limited or restricted by reference to or inference from the terms of any other clause of this or any other provision of these Articles, or construed or deemed by inference or otherwise in any manner to exclude or limit the powers conferred upon the Board of Directors under Maryland Law as now or hereafter in force.


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     Section 10. REIT Qualification.  The Board of Directors shall use its reasonable best efforts to cause the Company and its stockholders to qualify for U.S. federal income tax treatment in accordance with the provisions of the Code applicable to a REIT. In furtherance of the foregoing, the Board of Directors shall use its reasonable best efforts to take such actions as are necessary, and may take such actions as in its sole judgment and discretion are desirable, to preserve the status of the Company as a REIT; provided, however, that if a majority of the Board of Directors determines that it is no longer in the best interests of the Company to continue to have the Company qualify as a REIT, the Board of Directors may revoke or otherwise terminate the Company's REIT election pursuant to Section 856(g) of the Code.

     The Company is an infinite-life REIT which may be dissolved pursuant to the procedures set forth in the MGCL at any time by the affirmative vote of a majority of the Stockholders. However, should the Board of Directors determine within five years of the date of the Prospectus that the Shares will not be listed for trading on a national stock exchange or market, the Company anticipates recommending to the Stockholders that the Company be liquidated within ten years of the date thereof.

     Section 11. Distributions. Prior to the completion of the acquisition of the properties with the proceeds of the Company's offering, Distributions to Stockholders shall be declared and payable quarterly, in amounts as may be determined by the Board of Directors out of funds legally available. Upon completion of the acquisition process, the Company will pay regular monthly Distributions to its Stockholders. Concurrently with any Distribution, the Company shall provide Stockholders with a statement disclosing the source of the funds distributed. If such information is not available concurrently with the making of a Distribution, a statement setting forth the reasons why such information is not available shall be provided concurrently. In no event shall such information be provided to Stockholders more than 60 days of making such Distribution. Distributions in-kind shall not be permitted, except for distributions of: (i) readily marketable securities; (ii) beneficial interests in a liquidating trust established for the dissolution of the Company and the liquidation of its assets in accordance with the terms of these Articles; or
(iii) distributions of in-kind property which meet all of the following conditions: (a) the Directors advise each Stockholder of the risks associated with direct ownership of the property; (b) the Directors offer each Stockholder the election of receiving in-kind property distributions, and (c) the Directors distribute in-kind property only to those Stockholders who accept the Directors' offer. The Directors shall endeavor to declare and pay such distributions as shall be necessary under the Code; however, Stockholders shall have no right to any distribution unless and until declared by the Directors. The exercise of the powers and rights of the Directors pursuant to this SectionE11 shall be subject to the provisions of any class or series of Shares at the time outstanding. The receipt by any person in whose name any Shares are registered on the records of the Company or by his, her or its duly authorized agent shall be a sufficient discharge for all dividends or distributions payable or deliverable in respect of such Shares and from all liability related to the application thereof.

     Section 12. Distribution Reinvestment Program. The Directors may adopt a distribution reinvestment program on such terms and conditions as shall be set forth in the Prospectus, which program may be amended from time to time by the Directors, provided, however, that such program shall, at a minimum, provide for the following:


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           (a) All material information regarding the distribution to the
      Stockholder and the effect of reinvesting such distribution, including the tax consequences thereof, shall be provided to the Stockholder at least annually; and

           (b) Each Stockholder participating in the distribution reinvestment program shall have a reasonable opportunity to withdraw from the distribution reinvestment program at least annually after receipt of the information required in subparagraph (a) above.

     Section 13. Advisory Agreement; Advisor Compensation. Subject to the unanimous approval of the Directors, including the Independent Directors, an advisory agreement will be entered into by the Company which will be for a one-year term subject to successive one-year renewals upon the mutual consent of the parties. Such advisory agreement shall be terminable by either party or by mutual consent of the parties or by a majority of the Independent Directors of the Company or the Advisor, as the case may be, upon 60 days written notice without cause or penalty. In the event of the termination of the advisory agreement, the Advisor will cooperate with the Company and take all reasonable steps requested to assist the Directors in making an orderly transition of the advisory function. The Independent Directors shall determine from time to time and at least annually that the compensation which the Company contracts to pay to the Advisor is reasonable in relation to the nature and quality of services performed and that such compensation is within the limits prescribed by these Articles and applicable state law. The Independent Directors shall also supervise the performance of the Advisor to determine that the Advisor or a successor Advisor possesses sufficient qualifications to perform the advisory function for the Company and to justify the compensation paid to it by the Company as well as to confirm that the provisions of such contract are being carried out. It shall be the duty of the Directors, including the Independent Directors to evaluate the performance of the Advisor before entering into or renewing an advisory contract. Such determination shall be based on the following factors and all other factors such Independent Directors may deem relevant and the findings of such Directors on each of such factors shall be recorded in the minutes of a Directors meeting: (i) the size of the advisory fee in relation to the size, composition and profitability of the portfolio of the Company; (ii) the success of the Advisor in generating opportunities that meet the investment objectives of the Company; (iii) the rates charged to other real estate investment trusts and to investors other than real estate investment trusts by advisors performing similar services; (iv) additional revenues realized by the Advisor and its Affiliates through their relationship with the Company, including loan administration, underwriting or broker commissions, servicing, engineering, inspection and other fees, whether paid by the Company or by others with whom the Company does business; (v) the quality and extent of service and advice furnished by the Advisor; (vi) the performance of the investment portfolio of the Company, including income, conservation or appreciation of capital, frequency of problem investments and competence in dealing with distress situations; and (vii) the quality of the portfolio of the Company in relationship to the investments generated by the Advisor for its own account. Payments to the Advisor, its Affiliates and the Directors for services rendered in a capacity other than that as investment advisor or Director may only be made upon a determination that: (i) the compensation is not in excess of their compensation paid for any comparable services; and (ii) the compensation is not greater than the charges for comparable services available from others who are competent and not affiliated with any of the parties involved.

     The Advisory Agreement will give the Company the first opportunity to buy any Neighborhood Retail Centers placed under contract by the Advisor or its Affiliates provided the


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

Company is able to close the purchase within 60 days. The Advisory
Agreement will also provide the Company with the first opportunity to purchase any single-user retail property net leased by a creditworthy tenant located anywhere in the United States which is placed under contract or about to be placed under contract by the Advisor or its Affiliates, provided that: (i) the Company has funds available to make the purchase; (ii) the Board votes to make the purchase within five days of being offered such property by the Advisor;
(iii) the property meets the Company's acquisition criteria; and (iv) in the event that more than one real estate investment program sponsored by the Advisor or its Affiliates has funds available to make the purchase, such property will first be offered to the program which has had funds available for the longest period of time.

     Section 14. Termination of the Company. The Board of Directors may terminate the existence of the Company and discontinue the operations of the Company only upon the affirmative vote, at a meeting of stockholders called for that purpose, of a majority of the voting power of the Company entitled to vote or the written consent of a majority of the voting power of the Company entitled to vote.

     Section 15. Limitation on Transactions with Affiliates. The Company shall not sell property or make loans (except as provided under Article IX(c)) to the Sponsor, Advisor, any Director or Affiliates thereof. In all other cases in which the Company shall enter into a transaction with the Sponsor, Advisor, Director or Affiliates thereof, an appraisal must be obtained from an Independent Expert concerning the underlying property. The appraisal shall be maintained in the Company's records for at least five years, and shall be available for inspection and duplication by any Stockholder. The Company shall not purchase property from, borrow money from, invest in joint ventures with or enter into transactions with the Sponsor, Advisor, any Director or Affiliates thereof, unless a majority of the Directors (including a majority of the Independent Directors) not otherwise interested in such transaction determines that the transaction is fair and reasonable to the Company and is on terms and conditions no less favorable than from unaffiliated third parties. With respect to property which the Company purchases from a Sponsor, Advisor, Director or Affiliate thereof, the price to the Company may not exceed the cost of the assets of such Sponsor, Advisor, Director or Affiliate thereof, or if the price to the Company is in excess of such cost, substantial justification for such excess must exist, and such excess must be reasonable. In no event shall the cost of such asset to the Company ever exceed its current appraised value.

     Section 16. Limitation on Total Operating Expenses. The annual Total Operating Expenses of the Company shall not exceed in any fiscal year the greater of 2% of the Average Invested Assets of the Company or 25% of the Company's Net Income. The Independent Directors have a fiduciary responsibility to limit the Company's annual Total Operating Expenses to amounts that do not exceed the limitations described above. The Independent Directors may, however, determine that a higher level of Total Operating Expenses is justified for such period because of unusual and non-recurring expenses. Any such finding by the Independent Directors and the reasons in support thereof shall be recorded in the minutes of the meeting of Directors. Within 60 days after the end of any fiscal quarter of the Company for which Total Operating Expenses (for the 12 months then ended) exceed 2% of Average Invested Assets or 25% of Net Income, whichever is greater, as described above, there shall be sent to the Stockholders a written disclosure of such fact. If the Independent Directors determine that such higher Total Operating Expenses are justified, such disclosure will also contain an explanation of the

Independent Directors' conclusion. In the event the Total Operating Expenses exceed the limitations described above and if the Directors are unable to conclude that such excess was justified then, within 60 days after the end of the Company's fiscal year, the Advisor shall reimburse the Company the amount by which the aggregate annual Total Operating Expenses paid or incurred by the Company exceed the limitation.

     Section 17. Limitation on Borrowing. The Company may not incur indebtedness to enable it to make Distributions except as necessary to satisfy the requirement that the Company distribute at least 95% of its REIT Taxable Income, or otherwise as necessary or advisable to assure that the Company maintains its qualification as a REIT for federal income tax purposes. The aggregate borrowing of the Company, secured and unsecured, shall be reasonable in relation to the Net Assets of the Company and shall be reviewed by the Board of Directors at least quarterly. The maximum amount of borrowings in relation to the Net Assets shall, in the absence of a satisfactory showing that a higher level of borrowing is appropriate, not exceed 300% of Net Assets. Any excess in borrowing over such 300% level shall be subject to the approval by a majority of the Stockholders. The Company shall not borrow funds from the Advisor, the Sponsor, any Director or Affiliates thereof, unless a majority of the Directors (including a majority of the Independent Directors) not otherwise interested in such transaction determines that such transaction is fair and reasonable and no less favorable to the Company than from unaffiliated parties under the same or similar circumstances.

     Section 18. Limitation on Real Estate Commissions. If the Company sells property, the Company may pay real estate brokerage fees which are reasonable, customary and competitive, taking into consideration the size, type and location of the property ("Competitive Real Estate Commission"), which shall not in the aggregate exceed the lesser of the Competitive Real Estate Commission or an amount equal to 6% of the gross sales price of the property. The amount of such fees payable to the Advisor or an Affiliate thereof shall not exceed the lesser of (i) one-half of the Competitive Real Estate Commission; or (ii) 3% of the gross sales price of a property and shall be paid only if such person provides a substantial amount of services in connection with the sale of the Property.

     Section 19. Initial Investment by the Advisor. The Company has been capitalized through a $200,000 cash contribution by the Advisor, for which the Advisor received 20,000 shares of Common Stock. The Advisor shall not sell the Initial Investment represented by these shares while the Advisor remains as the Advisor but may transfer some or all of these shares to an Affiliate.

     Section 20. Limitation on Acquisition Fees and Expenses. The Company shall pay the Advisor Acquisition Expenses in an amount estimated to be up to 0.5% of the Gross Offering Proceeds in connection with the expenses attendant to a property acquisition. However, the total of all Acquisition Expenses paid by the Company in connection with the purchase of a property by the Company shall in no event exceed an amount equal to 6% of the Contract Price for the Property, unless a majority of the Directors (including the majority of the Independent Directors) not otherwise interested in the transaction approve the transaction as being commercially competitive, fair and reasonable to the Company.

     Section 21. Determination of Consideration. The consideration paid for real property acquired by the Company shall ordinarily be based on the fair market value of the property as determined by a majority of the Directors (including a majority of the Independent Directors). In cases in which a majority of the Independent Directors so determine, or if assets are acquired from a Sponsor, Advisor, Director or an Affiliate of any of the foregoing, pursuant to SectionE15 of this Article VII such fair market value shall be as determined by a qualified independent real estate appraiser selected by the Independent Director.

     Section 22. Fiduciary Duty. The Directors shall serve in a fiduciary capacity and shall have a fiduciary duty to the Stockholders of the Company, which duty shall include a duty to supervise the relationship of the Company with the Advisor.

     Section 23. Review of Investment Policies. The Directors shall establish written policies on investments and borrowing and shall monitor the administrative procedures, investment operations and performance of the Company and the Advisor to assure that such policies are carried out. The Independent Directors shall review such policies of the Company with sufficient frequency and at least annually to determine that the policies being followed by the Company at any time are in the best interests of the Stockholders. Each such determination and the basis therefor shall be set forth in the minutes of the Board of Directors.

     Section 24. Limitation on Organization and Offering Expenses. The Organization and Offering Expenses paid in connection with the Company's formation or the syndication or sale of the Shares shall be reasonable and shall in no event exceed fifteen percent (15%) of the proceeds raised in the Initial Public Offering, determined at the termination of the Initial Public Offering.

     Section 25. Limitation on Incentive Fees. The Company shall pay the Advisor an Incentive Advisory Fee equal to 15% of the net proceeds from the sale of a property after receipt by Stockholders of a cumulative, non-compounded eight percent (8%) return on their Invested Capital in the Company and a return of their Invested Capital. In the case of multiple advisors, advisors and Affiliates shall be allowed incentive fees in accordance with the foregoing limitation provided such fees are distributed by a proportional method reasonably designed to reflect the value added to the Company's assets by each respective advisor or Affiliate.


                                  ARTICLE VIII

                            RESTRICTION ON TRANSFER,
                      ACQUISITION AND REDEMPTION OF SHARES

     Section 1. Definitions. For the purposes of this Article VIII, the following terms shall have the following meanings:

     "Beneficial Ownership" shall mean ownership of Equity Stock by a Person who would be treated as an owner of such Equity Stock under Section 542(a)(2) of the Code either directly or constructively through the application of
Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code. The terms "Beneficial Owner," "Beneficially Owns," "Beneficially Own" and "Beneficially Owned" shall have the correlative meanings.

     "Beneficiary" shall mean the beneficiary of the Trust as determined pursuant to Section 15 of this Article VIII.

     "Equity Stock" shall mean any class of stock of the Company.

     "Existing Holder" shall mean: (i) any Person who is, or would be, upon the exchange of any security of the Company, the Beneficial Owner of Equity Stock in excess of the Ownership Limit both upon and immediately after the closing of the Initial Public Offering, so long as, but only so long as, such Person Beneficially Owns, or would Beneficially Own, upon the exchange of any security of the Company, Equity Stock in excess of the Ownership Limit; and (ii) any Person to whom an Existing Holder Transfers, subject to the limitations provided in this Article VIII, Beneficial Ownership of Equity Stock causing such transferee to Beneficially Own Equity Stock in excess of the Ownership Limit.

     "Existing Holder Limit" (i) for any Existing Holder who is an Existing Holder by virtue of clause (i) of the definition thereof, shall mean, initially, the percentage of the outstanding Equity Stock Beneficially Owned or which would be Beneficially Owned upon the exchange of any security of the Company by such Existing Holder upon and immediately after the date of the closing of the Initial Public Offering and, after any adjustment pursuant to
Section 9 of this Article VIII, shall mean such percentage of the outstanding Equity Stock as so adjusted; and (ii) for any Existing Holder who becomes an Existing Holder by virtue of clause (ii) of the definition thereof, shall mean, initially, the percentage of the outstanding Equity Stock Beneficially Owned by such Existing Holder at the time that such Existing Holder becomes an Existing Holder but in no event shall such percentage be greater than the Existing Holder Limit for the Existing Holder who Transfers Beneficial Ownership of the Equity Stock or, in the case of more than one transferor, in no event shall such percentage be greater than the smallest Existing Holder Limit of any transferring Existing Holder, and, after any adjustment pursuant to Section 9 of this Article VIII, shall mean such percentage of the outstanding Equity Stock as so adjusted. From the date of the Initial Public Offering and until the Restriction Termination Date, the Secretary of the Company shall maintain and, upon request, make available to each Existing Holder, a schedule which sets forth the then current Existing Holder Limits for each Existing Holder.

     "Initial Public Offering" means the sale of shares of Common Stock in a public offering pursuant to the Company's first effective registration statement for such Common Stock filed under the Securities Act of 1933, as amended.

     "Ownership Limit" shall initially mean 9.8%, in number of shares or value, of the outstanding Equity Stock of the Company, and after any adjustment as set forth in Section 10 of this Article VIII, shall mean such greater percentage of the outstanding Equity Stock as so adjusted. The number and value of shares of the outstanding Equity Stock of the Company shall be determined by the Board of Directors in good faith, which determination shall be conclusive for all purposes hereof.

     "Person" shall mean an individual, corporation, partnership, limited liability company, estate, trust (including a trust qualified under Section 401(a) or 501(c)(17) of the Code), portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity; but does not include an underwriter which participated in a public offering of the Equity Stock for a period of 90 days following the purchase by such underwriter of the Equity Stock.

     "Purported Beneficial Transferee" shall mean, with respect to any purported Transfer which results in Excess Stock as defined in Section 3 of this Article VIII, the purported beneficial transferee for whom the Purported Record Transferee would have acquired shares of Equity Stock, if such Transfer had been valid under Section 2 of this Article VIII.

     "Purported Record Transferee" shall mean, with respect to any purported Transfer which results in Excess Stock as defined below in Section 3 of this
Article VIII, the purported record transferee of the Equity Stock who would have acquired such record ownership of shares of Equity Stock if such Transfer had been valid under Section 2 of this Article VIII.

     "Restriction Termination Date" shall mean the first day after the date of the Initial Public Offering on which the Board of Directors of the Company determines that it is no longer in the best interests of the Company to attempt to, or continue to, qualify as a REIT.

     "Transfer" shall mean any sale, transfer, gift, assignment, devise or other disposition of Equity Stock (including: (i) the granting of any option or entering into any agreement for the sale, transfer or other disposition of Equity Stock; (ii) the sale, transfer, assignment of other disposition of any securities or rights convertible into or exchangeable for Equity Stock, but excluding the exchange of any security of the Company for Equity Stock and
(iii) any transfer or other disposition of any interest in Equity Stock (as a result of a change in the marital status of the holder thereof), whether voluntary or involuntary, whether of record or beneficially (including but not limited to transfers of interests in other entities which result in changes in beneficial ownership of Equity Stock) and whether by operation of law or otherwise. The terms "Transfers" and "Transferred" shall have the correlative meanings.

     "Trust" shall mean the trust created pursuant to Section 15 of this
Article VIII.

     "Trustee" shall mean the Company as trustee for the Trust, and any successor trustee appointed by the Company.

     Section 2. Ownership Limitation.

     (i) Except as provided in Section 12 of this Article VIII, from the date of the Initial Public Offering and prior to the Restriction Termination Date, no Person (other than an Existing Holder) shall Beneficially Own shares of Equity Stock in excess of the Ownership Limit and no Existing Holder shall Beneficially Own shares of Equity Stock in excess of the Existing Holder Limit for such Existing Holder.

     (ii) Except as provided in Sections 9 and 12 of this Article VIII, from the date of the Initial Public Offering and prior to the Restriction Termination Date, any Transfer that, if effective, would result in any Person (other than an Existing Holder) Beneficially Owning Equity Stock in excess of the Ownership Limit shall be void ab initio as to the Transfer of such shares of Equity Stock which would be otherwise Beneficially Owned by such Person in excess of the Ownership Limit; and the intended transferee shall acquire no rights in such shares of Equity Stock.

     (iii) Except as provided in Sections 9 and 12 of this Article VIII, from the date of the Initial Public Offering and prior to the Restriction Termination Date, any Transfer that, if effective, would result in any Existing Holder Beneficially Owning Equity Stock in excess of the applicable Existing Holder Limit shall be void ab initio as to the Transfer of such shares of Equity Stock which would be otherwise Beneficially Owned by such Existing Holder in excess of the applicable Existing Holder Limit; and such Existing Holder shall acquire no rights in such shares of Equity Stock.

     (iv) Except as provided in Section 12 of this Article VIII, from the date of the Initial Public Offering and prior to the Restriction Termination Date, any Transfer that, if effective, would result in the Equity Stock being beneficially owned (as provided in Section 856(a) of the Code) by less than 100 Persons (determined without reference to any rules of attribution) shall be void ab initio as to the Transfer of such shares of Equity Stock which would be otherwise beneficially owned (as provided in Section 856(a) of the Code) by the transferee; and the intended transferee shall acquire no rights in such shares of Equity Stock.

     (v) From the date of the Initial Public Offering and prior to the Restriction Termination Date, any Transfer that, if effective, would result in the Company being "closely held" within the meaning of Section 856(h) of the Code or would otherwise result in the Company failing to qualify as a REIT (including, but not limited to, a Transfer or other event that would result in the Company owning an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Company from such tenant would cause the Company to fail to satisfy any of the gross income requirements of Section 856(c) of the Code), shall be void ab initio as to the Transfer of the shares of Equity Stock which would cause the Company: (i) to be "closely held" within the meaning of Section 856(h) of the Code; or (ii) otherwise to fail to qualify as a REIT, as the case may be; and the intended transferee shall acquire no rights in such shares of Equity Stock.

     Section 3. Excess Stock.

     (i) If, notwithstanding the other provisions contained in this Article VIII, at any time after the date of the Initial Public Offering and prior to the Restriction Termination Date, there is a purported Transfer or other change in the capital structure of the Company such that any Person would Beneficially Own Equity Stock in excess of the applicable Ownership Limit or Existing Holder Limit, then, except as otherwise provided in Sections 9 and 12 of this Article VIII, such shares of Equity Stock in excess of such Ownership Limit or Existing Holder Limit (rounded up to the nearest whole share) shall constitute "Excess Stock" and be treated as provided in this Article VIII. Such designation and treatment shall be effective as of the close of business on the business day prior to the date of the purported Transfer or change in capital structure.

     (ii) If, notwithstanding the other provisions contained in this Article VIII, at any time after the date of the Initial Public Offering and prior to the Restriction Termination Date, there is a purported Transfer or other change in the capital structure of the Company which, if effective, would cause the Company to become "closely held" within the meaning of Section 856(h) of the Code, then the shares of Equity Stock being Transferred which would cause the Company to be "closely held" within the meaning of Section 856(h) of the Code (rounded up to the nearest whole share) shall constitute Excess Stock and be treated as provided in this Article VIII. Such designation and treatment shall be effective as of the close of business on the business day prior to the date of the purported Transfer or change in capital structure.

     Section 4. Prevention of Transfer. If the Board of Directors or its designee shall at any time determine in good faith that a purported Transfer has taken place in violation of Section 2 of this Article VIII, or that a Person intends to acquire Beneficial Ownership (determined without reference to any rules of attribution) or Beneficial Ownership of any shares of stock of the Company in violation of Section 2 of this Article VIII, the Board of Directors or its designee shall take such action as it deems advisable to enforce this
Article VIII by refusing to give effect to or to prevent such proposed or purported Transfer, including, but not limited to, refusing to give effect to any purported Transfer on the books of the Company or instituting proceedings to enjoin any proposed Transfer; provided, however, that any purported Transfers in violation of Sections 2(ii),(iii),(iv) and (v) of this Article VIII shall automatically result in the designation and treatment described in
Section 3 of this Article VIII, irrespective of any action (or non-action) by the Board of Directors.

     Section 5. Notice to the Company. Any Person who purports to acquire shares in violation of Section 2 of this Article VIII, or any Person who is a Purported Beneficial Transferee or a Purported Record Transferee such that Excess Stock results under Section 3 of this Article VIII, shall immediately give notice to the Company or, in the event of a proposed Transfer, give at least 15 days prior written notice to the Company of such proposed Transfer and in either event, shall provide to the Company such other information as the Company may request in order to determine the effect, if any, of such purported or proposed Transfer on the Company's status as a REIT.

     Section 6. Information for the Company. From the date of the Initial Public Offering and prior to the Restriction Termination Date:

            (i) Every Beneficial Owner of more than 9.8% (or such other percentage, between 0.5% and 9.8%, as provided in the income tax regulations promulgated under the Code) of the number or value of outstanding shares of Equity Stock of the Company shall, within 30 days after January 1 of each year, give written notice to the Company stating the name and address of such Beneficial Owner, the number of shares Beneficially Owned, and a description of how such shares are held. Each such Beneficial Owner shall provide to the Company such additional information as the Company may reasonably request in order to determine the effect, if any, of such Beneficial Ownership on the Company's status as a REIT.

            (ii) Each Person who is a Beneficial Owner of Equity Stock and each Person (including the stockholder of record) who is holding Equity Stock for a Beneficial Owner shall provide to the Company such information that the Company may reasonably request in order to determine the Company's status as a REIT, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

     Section 7. Other Action by the Board. Nothing contained in this Article VIII, shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Company and the interests of its stockholders by preservation of the Company's status as a REIT.

     Section 8. Ambiguities. In the case of an ambiguity in the application of any of the provisions of this Article VIII, including any definition contained in Section 1, the Board of Directors shall have the power to determine the application of the provisions of this Article VIII, with respect to any situation based on the facts known to it.

     Section 9. Modification of Existing Holder Limits. The Existing Holder Limits may be modified as follows:

            (i) Subject to the limitations provided in Section 11 of this
       Article VIII, the Board of Directors of the Company may grant stock options which result in Beneficial Ownership of Equity Stock by an Existing Holder pursuant to a stock option plan approved by the Board of Directors and/or the stockholders of the Company. Any such grant shall increase the Existing Holder Limit for the affected Existing Holder to the maximum extent possible under Section 11 of this Article VIII to permit the Beneficial Ownership of the shares of Equity Stock issuable upon the exercise of such stock option.

            (ii) Subject to the limitations provided in Section 11 of this
       Article VIII, an Existing Holder may elect to participate in a dividend reinvestment program approved by the Board of Directors of the Company which results in Beneficial Ownership of Equity Stock by such participating Existing Holder wherein those Existing Holders holding Equity Stock are entitled to purchase additional Equity Stock. Any such participation shall increase the Existing Holder Limit for the affected Existing Holder to the maximum extent possible under Section 11 to permit Beneficial Ownership of the shares of Equity Stock acquired as a result of such participation.

            (iii) The Board of Directors will reduce the Existing Holder Limit for any Existing Holder after any Transfer permitted in this Article VIII by such Existing Holder by the percentage of the outstanding Equity Stock so Transferred or after the lapse (without exercise) of a stock option described in Section 9(i) of this Article VIII by the percentage of the Equity Stock that the stock option, if exercised, would have represented, but in either case no Existing Holder Limit shall be reduced to a percentage which is less than the Ownership Limit.

            (iv) Subject to the limitations provided in Section 11 of this
       Article VIII, the Board of Directors may grant a waiver of the Ownership Limit of Existing Holder Limit pursuant to Section 12 of this Article
       VIII. Any such waiver shall increase (or create) the Existing Holder Limit for such Person to the extent of the waiver of the proposed or purported Transfer.

     Section 10. Increase in Ownership Limit. Subject to the limitations provided in Section 11 of this Article VIII and Section 6 of Article VIII, the Board of Directors may from time to time increase or decrease the Ownership Limit; provided, however, that any decrease may only be made prospectively as to subsequent holders other than a decrease as a result of a retroactive change in existing law, in which case such decrease shall be effective immediately.

     Section 11. Limitations on Changes in Existing Holder and Ownership
Limits.

     (i) Neither the Ownership Limit nor any Existing Holder Limit may be increased (nor may any additional Existing Holder be created) if, after giving effect to such increase (or creation), five Beneficial Owners of Common Stock (including all of the then Existing Holders) could Beneficially Own, in the aggregate, more than 50.0% in number or value of the outstanding shares of Equity Stock.

     (ii) Prior to the modification of any Existing Holder Limit or Ownership Limit pursuant to Section 9 or 10 of this Article VIII, the Board of Directors of the Company may require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure the Company's status as a REIT.

     (iii) No Existing Holder Limit shall be reduced to a percentage which is less than the Ownership Limit.

     Section 12. Waivers by Board. The Board of Directors, upon receipt of a ruling from the Internal Revenue Service or an opinion of counsel or other evidence satisfactory to the Board of Directors and upon at least 15 days written notice from a transferee of a purported Transfer or a proposed Transfer which, if consummated, would result in the intended transferee Beneficially Owning shares in excess of Ownership Limit or Existing Holder Limit, as the case may be, and upon such other conditions as the Board of Directors may direct, may waive the Ownership Limit or the Existing Holder Limit, as the case may be with respect to such transferee.

     Section 13. Legend. Each certificate for shares of Equity Stock shall bear substantially the following legend:

            The securities represented by this certificate are subject to restrictions on transfer for the purpose of the Company's maintenance of its status as a real estate investment trust under the Internal Revenue Code of 1986, as amended. Except as otherwise provided pursuant to these Articles of the Company, no Person may Beneficially Own shares of Equity Stock in excess of 9.8% (or such greater percentage as may be determined by the Board of Directors of the Company) of the number or value of the outstanding Equity Stock of the Company (unless such Person is an Existing Holder). Any Person who purports or proposes to Beneficially Own shares of Equity Stock in excess of 9.8% (or such greater percentage as may be determined by the Board of Directors of the Company) of the number or value of the outstanding Equity Stock of the Company (unless such Person is an Existing Holder) is in violation of the restrictions on transfer and any securities so transferred shall be designated as Excess Stock and held in trust by the Company. Any Person who purports or proposes to Beneficially Own shares of Equity
       Stock in excess of the above limitations must notify the Company in writing immediately, in the case of a purported Transfer, and at least 15 days prior to a proposed Transfer. All capitalized terms in this legend have the meanings defined in these Articles of the Company, a copy of which, including the restrictions on transfer, will be sent without charge to each stockholder who so requests. If the restrictions on transfer are violated, the securities represented hereby will be designated and treated as shares of Excess Stock which will be held in trust by the Company.

     Section 14. Severability. If any provision of this Article VIII or any application of any such provision is determined to be void, invalid or unenforceable by any court having jurisdiction over the issue, the validity and enforceability of the remaining provisions shall be affected only to the extent necessary to comply with the determination of such court.

     Section 15. Trust for Excess Stock. Upon any purported Transfer that results in Excess Stock pursuant to Section 3 of this Article VIII, such Excess Stock shall be deemed to have been transferred to the Company, as Trustee of a Trust for the benefit of such Beneficiary or Beneficiaries to whom an interest in such Excess Stock may later be transferred pursuant to Section 18 of this
Article VIII. Shares of Excess Stock so held in trust shall be issued and outstanding stock of the Company. The Purported Record Transferee shall have no rights in such Excess Stock except the right to designate a Beneficiary of an interest in the Trust (representing the number of shares of Excess Stock held by the Trust attributable to a purported Transfer that resulted in the Excess Stock upon the terms specified in Section 18 of this Article VIII). The Purported Beneficial Transferee shall have no rights in such Excess Stock except as provided in Section 18 of this Article VIII.

     Section 16. No Distributions for Excess Stock. The holder of any Excess Stock or any beneficiary of the Trust established pursuant to Section 15 of this Article VIII shall not be entitled to any distributions (whether as dividends or as distributions upon liquidation, dissolution or winding up). Any dividend or distribution paid prior to the discovery by the Company that the shares of Equity Stock have been Transferred so as to be deemed Excess Stock shall be repaid to the Company upon demand.

     Section 17. No Voting Rights for Excess Stock. The Purported Record Transferee of shares of Excess Stock shall not be entitled to vote on any matter with respect to those shares of Excess Stock.

     Section 18. Non-Transferability of Excess Stock. Excess Stock shall not be transferable. The Purported Record Transferee may freely designate a Beneficiary of an interest in the Trust (representing the number of shares of Excess Stock held by the Trust attributable to a purported Transfer to a purported Record Transferee that resulted in the Excess Stock), if: (i) the shares of Excess Stock held in the Trust would not be Excess Stock in the hands of such Beneficiary; and (ii) the Purported Beneficial Transferee does not receive a price for designating such Beneficiary that reflects a price per share for such Excess Stock that exceeds (a) the price per share such Purported Beneficial Transferee paid for the Equity Stock in the purported Transfer that resulted in the Excess Stock, or (b) if the Purported Beneficial Transferee did not give value for such Excess Stock (through a gift, devise or other transaction), a price per share equal to the Market Price for the shares of the Excess Stock on the date of the purported Transfer that resulted in the Excess Stock. Upon such transfer of an interest in the Trust, the corresponding shares of Excess Stock in the Trust shall be automatically exchanged for an equal number of shares of Equity Stock and such shares of Equity Stock shall be transferred of record to the transferee of the interest in the Trust if such shares of Equity Stock would not be Excess Stock in the hands of such transferee. Prior to any transfer of any interest in the Trust, the Purported Record Transferee must give advance notice to the Company of the intended transfer

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

and the Company must have waived in writing its purchase rights under
Section 19 of this Article VIII.

     Notwithstanding the foregoing, if a Purported Beneficial Transferee receives a price for designating a Beneficiary of an interest in the Trust that exceeds the amounts allowable under this Section 18 of this Article VIII, such Purported Beneficial Transferee shall pay, or cause such Beneficiary to immediately pay, such excess to the Company.

     If any of the foregoing restrictions on transfer of Excess Stock are determined to be void, invalid or unenforceable by any court of competent jurisdiction, then the Purported Record Transferee may be deemed, at the option of the Company, to have acted as an agent of the Company in acquiring such Excess Stock and to hold such Excess Stock on behalf of the Company.

     Section 19. Call by Company on Excess Stock. Shares of Excess Stock shall be deemed to have been offered for sale to the Company, or its designee, at a price per share equal to the lesser of: (i) the price per share in the transaction that created such Excess Stock (or, in the case of a devise or gift, the Market Price at the time of such devise or gift); and (ii) the Market Price of the Equity Stock to which such Excess Stock relates on the date the Company, or its designee, accepts such offer. The Company shall have the right to accept such offer for a period of 90 days after the later of: (i) the date of the Transfer which resulted in such Excess Stock; and (ii) the date the Board of Directors determines in good faith that a Transfer resulting in Excess Stock has occurred, if the Company does not receive a notice of such Transfer pursuant to Section 5 of this Article VIII but in no event later than a permitted Transfer pursuant to and in compliance with the terms of Section 18 of this Article VIII.

                                   ARTICLE IX

                            INVESTMENT RESTRICTIONS

     The investment policies set forth in this Article IX shall be approved by a majority of the Independent Directors. Subject to the restrictions contained herein, such Independent Directors may alter the investment policies if they determine that such change is in the best interests of the Company. The Company shall not make investments in: (i) any foreign currency or bullion;
(ii) short sales; and (iii) any security in any entity holding investments or engaging in activities prohibited by these Articles.

     In addition to other investment restrictions imposed by the Directors from time to time consistent with the Company's objective to qualify as a REIT, the Company will observe the following restrictions on its investments:

            (a) Not more than 10% of the Company's total assets will be invested in unimproved real property or mortgage loans on unimproved real property. For purposes of this paragraph, "unimproved real properties" does not include properties under construction, under contract for development or plan for development within one year;

            (b) The Company may not invest in commodities or commodity future contracts. Such limitation is not intended to apply to interest rate futures, when used solely for hedging purposes;

            (c) The Company shall not invest in or make mortgage loans unless an appraisal is obtained concerning the underlying property. Mortgage indebtedness on any property shall not exceed such property's appraised value. In cases in which the majority of Independent Directors so determine, and in all cases in which the mortgage loan involves the Advisor, the Sponsor, the Directors or any Affiliates, such appraisal must be obtained from an Independent Expert concerning the underlying property. The appraisal shall be maintained in the Company's records for at least five years, and shall be available for inspection and duplication by any Stockholder. In addition to the appraisal, a mortgagee's or owner's title insurance policy or commitment as to the priority of the mortgage or condition of the title must be obtained.
       The Company may not invest in real estate contracts of sale otherwise known as land sale contracts;

            (d) The Company may not make or invest in mortgage loans, including construction loans, on any one property if the aggregate amount of all mortgage loans outstanding on the property, including the loans of the Company, would exceed an amount equal to 85% of the appraised value of the property as determined by appraisal unless substantial justification exists because of the presence of other underwriting criteria provided that such loans would in no event exceed the appraised value of the property at the date of the loans;


            (e) The Company may not make or invest in any mortgage loans that are subordinate to any mortgage or equity interest of the Advisor, the Sponsor, any Director or Affiliates thereof;

            (f) The Company shall not invest in equity securities unless a majority of the Directors (including a majority of the Independent Directors) not otherwise interested in such transaction approves the transaction as being fair, competitive and commercially reasonable. Investments in entities affiliated with the Sponsor, the Advisor, any Directors or Affiliates thereof are subject to the restrictions on joint venture investments. Notwithstanding these restrictions, the Company may purchase its own securities, when traded on a secondary market or on a national securities exchange or market, if a majority of the Directors (including a majority of the Independent Directors) determine such purchase to be in the best interests of the Company;

            (g) The Company shall not issue:  (i) redeemable equity securities;
       (ii) debt securities unless the historical debt service coverage (in the most recently completed fiscal year) as adjusted for known charges is sufficient to properly service the higher level of debt; (iii) options or warrants to purchase Shares to the Sponsor, the Advisor, any Directors, or their Affiliates except on the same terms as sold to the general public, provided that the Company may issue options or warrants to persons not affiliated with the Company at exercise prices not less than the fair market value of such securities on the date of grant and for consideration (which may include securities that in the judgment of the Independent Directors have a market value not less than the value of such option on the date of grant); options or warrants issuable to the Sponsor, the Advisor, Directors or Affiliates thereof shall not exceed an amount equal to ten percent (10%) of the outstanding Shares on the date of grant of any options or warrants; or (d) issue Shares on a deferred payment basis or similar arrangement;

            (h) To the extent the Company invests in real property, a majority
       of the Directors shall   determine the consideration paid for such real
       property, based on the fair market value of the property. If a majority of the Independent Directors determine, or if the real property is acquired from the Advisor, the Sponsor, any Director, or Affiliates thereof, such fair market value shall be determined by a qualified independent real estate appraiser selected by the Independent Directors;

            (i) The Company may not invest in indebtedness (herein called "Junior Debt") secured by a mortgage on real property which is subordinate to the lien of other indebtedness (herein called "Senior Debt"), except where the amount of such Junior Debt, plus the outstanding amount of the Senior Debt, does not exceed 90% of the appraised value of such property, if after giving effect thereto, the value of all such investments of the Company (as shown on the books of the Company in accordance with generally accepted accounting principles, after all reasonable reserves but before provision for depreciation) would not then exceed 25% of the Company's tangible assets. The value of all investments in Junior Debt of the Company which does not meet the aforementioned requirements would be limited to 10% of the Company's tangible assets (which would be included within the 25% limitation);

            (j) Engage in trading, as compared with investment activities; and

            (k) Engage in underwriting or the agency distribution of securities issued by others.


                                   ARTICLE X

                               ACCESS TO RECORDS

     Any Stockholder and any designated representative thereof shall be permitted access to all records of the Company at all reasonable times, and may inspect and copy any of them for the purposes specified below. Inspection of the Company's books and records by a state securities administrator shall be provided upon reasonable notice and during normal business hours. In addition, an alphabetical list of names, addresses and business telephone numbers of the Stockholders of the Company along with the number of Shares held by each of them (the "Stockholder List") shall be maintained and updated quarterly as part of the books and records of the Company and shall be available for inspection by any Stockholder or the Stockholder's designated agent at the business office of the Company upon the request of the Stockholder. A copy of the Stockholder List shall be mailed to any Stockholder requesting the Stockholder List within ten days of the request. The copy of the Stockholder List shall be printed in alphabetical order, on white paper, and in a readily readable type size (in no event smaller than 10-point type). The Company may impose a reasonable charge for expenses incurred in reproducing such list. The permitted purposes for which a Stockholder may request a copy of the Stockholder List include, without limitation, matters relating to Stockholders' voting rights under these Articles and the exercise of Stockholders' rights under federal proxy laws. If the Advisor or the Directors of the Company neglect or refuse to exhibit, produce or mail a copy of the Stockholder List as requested in accordance with and as required by applicable law and these Articles, the Advisor and the Directors shall be liable to any Stockholder requesting the Stockholder List, for the costs, including reasonable attorneys' fees, incurred by that Stockholder for compelling the production of the Stockholder List, and for actual damages suffered by any Stockholder by reason of such refusal or neglect. It shall be a defense to such liability that the actual purpose and reason for the requests for inspection or for a copy of the Stockholder List is to secure such list of Stockholders or other information for the purpose of selling such Stockholder List or copies thereof, or of using the same for a commercial purpose or other purpose not in the interest of the applicant as a Stockholder relative to the affairs of the Company. The Company may require the Stockholder requesting the Stockholder List to represent that the Stockholder List is not requested for a commercial purpose unrelated to the Stockholder's interest in the Company. The remedies provided hereunder to Stockholders requesting copies of the Stockholder List are in addition to, and shall not in any way limit, other remedies available to Stockholders under federal law, or the laws of any state.

                                   ARTICLE XI

                              REPORTS AND MEETINGS

     Each year, within 120 days after the close of its fiscal year, an annual report of the Company will be submitted to each Stockholder concerning its operations for each prior fiscal year ending after the Initial Public Offering which contains financial statements prepared in accordance with generally accepted accounting principles which are audited and reported on by independent certified public accountants. The annual report shall also include: (i) the ratio of the costs of raising capital during the period to the capital raised;
(ii) the aggregate amount of advisory fees and the aggregate amount of other fees paid to the Advisor and any Affiliate of the Advisor by the Company and including fees or charges paid to the Advisor and any Affiliate of the Advisor by third parties doing business with the Company; (iii) the Total Operating Expenses of the Company stated as a percentage of Average Invested Assets and as a percentage of Net Income; (iv) a report from the Independent Directors that the policies being followed by the Company are in the best interests of the Stockholders, and the basis for such determination; and (v) separately stated, full disclosure of all material terms, factors and circumstances surrounding any and all transactions involving the Company, the Advisor, the Directors and any Affiliates thereof occurring in the year for which the annual report is made. Independent Directors shall examine and comment in the annual report on the fairness of all transactions involving the Company. The annual report shall be mailed or delivered to each Stockholder as of a record date after the end of such fiscal year. There shall be an annual meeting of the Stockholders of the Company upon reasonable notice and within a reasonable period (not less than 30 days) following delivery of the annual report, but within six months after the end of each fiscal year. The Directors, including the Independent Directors, are required to take reasonable steps to insure that the requirements of this Article XI are met.

                                  ARTICLE XII

                            CONVERSION TRANSACTIONS

     Notwithstanding any provision to the contrary in these Articles, and subject to the restrictions on Roll-Ups described in Article XIII, Stockholders representing 66% in interest of the Shares and all the Independent Directors must approve certain exchange offers, mergers, consolidations or similar transactions involving the Company in which the Stockholders receive securities in a surviving entity having a substantially longer duration or materially different investment objectives and policies, or that provides significantly greater compensation to management from that which is described in the Prospectus, except for any such transaction effected because of changes in applicable law, or to preserve tax advantages for a majority in interest of the Stockholders. Standards such as "substantially longer life," "materially different investment objectives and policies" or "provides significantly greater compensation to management" are not defined and their application will be resolved by the Directors (a majority of whom are independent).

                                  ARTICLE XIII

                                    ROLL-UPS

     Section 1. Appraisal. An appraisal of all of the Company's assets shall be obtained from an Independent Expert. The appraisal will be included in a prospectus used to offer the securities of a Roll-Up Entity and shall be filed with the Securities and Exchange Commission and the state regulatory commissions as an exhibit to the registration statement for the offering of the Roll-Up Entity's Shares. Accordingly, an issuer using the appraisal shall be subject to liability for violation of Section 11 of the Securities Act of 1933, as amended, and comparable provisions under state laws for any material misrepresentations or material omissions in the appraisal.

     The Company's assets shall be appraised in a consistent manner. The appraisal shall:

            (a) be based on an evaluation of all relevant information;

            (b) indicate the value of the Company's assets as of a date immediately prior to the announcement of the proposed Roll-Up transaction; and

            (c) assume an orderly liquidation of the Company's assets over a 12-month period.

     The terms of the engagement of the Independent Expert shall clearly state that the engagement is for the benefit of the Company and its Stockholders. A summary of the independent appraisal, indicating all material assumptions underlying the appraisal, shall be included in a report to the Stockholders in connection with the proposed Roll-Up.

     Section 2. Stockholder Options. Stockholders who vote "no" on the proposed Roll-Up shall have the choice of:

            (a) accepting the securities of the Roll-Up Entity offered in the proposed Roll-Up; or

            (b) one of either;

                  (i) remaining as Stockholders of the Company and preserving their interests therein on the same terms and conditions as previously existed, or

                  (ii) receiving cash in an amount equal to the Stockholder's pro rata share of the appraised value of the net assets of the Company.

     Section 3. Restrictions. The Company may not participate in any proposed Roll-Up which would:

            (a) result in the Stockholders having rights to meetings less frequently or which are more restrictive to Stockholders than those provided in these Articles;

            (b) result in the Stockholders having voting rights that are less than those provided in these Articles;

            (c) result in the Stockholders having greater liability than as provided in these Articles;

            (d) result in the Stockholders having rights to receive reports that are less than those provided in these Articles;

            (e) result in the Stockholders having access to records that are more limited than those provided in these Articles;

            (f) include provisions which would operate to materially impede or frustrate the accumulation of Shares by any purchaser of the securities of the Roll-Up Entity (except to the minimum extent necessary to preserve the tax status of the Roll-Up Entity);

            (g) limit the ability of an investor to exercise the voting rights of its securities in the Roll-Up Entity on the basis of the number of Shares held by that investor;

            (h) result in investors in the Roll-Up Entity having rights of access to the records of the Roll-Up Entity that are less than those provided in these Articles; or

            (i) place any of the costs of the transaction on the Company if the Roll-Up is not approved by the Stockholder;

provided, however, that nothing herein shall be construed to prevent participation in any proposed Roll-Up which would result in Stockholders having rights and restrictions comparable to those contained in these Articles, with the prior approval of a majority of the Stockholders.


                                  ARTICLE XIV

                                   AMENDMENTS

     The Company reserves the right from time to time to make any amendment to these Articles, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in these Articles, of any shares of outstanding stock. Without concurrence of a majority of the outstanding Shares, the Directors may not: (a) amend the Articles, except for amendments which do not adversely affect the rights, preferences and privileges of the Stockholders, including amendments to provisions relating to Director qualifications, fiduciary duty, liability and indemnification, conflicts of interest, investment policies or investment restrictions; (b) sell all or substantially all of the Company assets other than in the ordinary course of the Company's business or in connection with liquidation and dissolution; (c) cause a merger or other reorganization of the Company; or (d) dissolve or liquidate the Company, other than before the initial investment in a property by the Company. For purposes of the above provision, a sale of all or substantially all of the Company assets shall mean the sale of two-thirds or more of the Company's assets based on the total number of properties or the current fair market value of these assets.


                                   ARTICLE XV

                            LIMITATION OF LIABILITY

     To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers, no director or officer of the Company shall be liable to the Company or its stockholders for money damages. Neither the amendment nor repeal of this Article XV, nor the adoption or amendment of any other provision of these Articles or of the Bylaws, as amended, of the Company inconsistent with this Article XV, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption,

     THIRD: The amendment to and restatement of the charter of the Corporation as hereinabove set forth has been duly advised by the board of directors and approved by the stockholders of the Corporation as required by law.

     FOURTH: The current address of the principal office of the Corporation is as set forth in Article III of the foregoing amendment and restatement of the charter.

     FIFTH: The name and address of the Corporation's current resident agent is as set forth in Article III of the foregoing amendment and restatement of the charter.

     SIXTH: The number of directors of the Corporation and the names of those currently in office are as set forth in Article VII of the foregoing amendment and restatement of the charter.


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